Exhibit 99.1
News Release
Amkor Reports Second Quarter 2008 Results
Chandler, Ariz., August 5, 2008 – Amkor Technology, Inc. (NASDAQ: AMKR) today reported its financial results for the second quarter ended June 30, 2008.
Second quarter net sales of $691 million were down sequentially 1% from the first quarter of 2008 and up 6% from the second quarter of 2007. Second quarter net income was $65 million, down 9% from the first quarter of 2008 and up 110% from the second quarter of 2007. Second quarter earnings per diluted share was $0.33, down $0.03 from the first quarter of 2008 and up $0.17 from the second quarter of 2007. Second quarter net income includes a $10 million gain, with no net tax effect, or $0.05 per diluted share, from a real estate sale. During the second quarter of 2007, Amkor recorded charges, with no net tax effect, of $16 million, or $0.08 per diluted share, in connection with a refinancing transaction.
“Net sales decreased $9 million or 1% sequentially, while overall unit shipments were down 3% compared to the first quarter of 2008,” said James Kim, Amkor’s chairman and chief executive officer. “Second quarter 2008 sales reflect continued revenue growth for 3D packaging, flip chip and wafer-level packaging and test services. However, this growth was more than offset by reduced sales of our leadframe packaging and certain of our laminate packaging services.”
“The decline in revenues compared to our prior guidance was due primarily to the production disruptions we experienced as a result of our ERP implementation in the Philippines as customers reduced inventory levels, utilized alternative sources and delayed orders,” said Ken Joyce, Amkor’s president and chief operating officer. “Although normal production capabilities have been restored, we believe our net sales were negatively impacted by approximately $10 million to $15 million by the ERP disruption. We also experienced some weakness from the first quarter in computing, legacy gaming and certain wireless applications,” said Joyce.
“As we look ahead, we are cautious about increasing softness in the consumer markets and global economic uncertainty. For the third quarter of 2008, we expect revenues to grow sequentially by 4% to 6%, which is below the level of historical seasonality due to uncertainty around consumer demand,” said Kim.
“Gross margin for the second quarter was 23%, down from 25% in the first quarter of 2008 and 25% in the second quarter of 2007, reflecting the impact of lower than expected sales and an overall product mix of packages with higher material cost,” said Joanne Solomon, Amkor’s chief financial officer. “Approximately $5 million of the sequential decline in gross profit is attributable to the $9 million reduction in second quarter sales from the first quarter. As part of ongoing efforts initiated earlier this year to improve factory performance and manage costs, we plan to reduce the workforce in our factories by more than 600 employees in the third quarter of 2008. We estimate that $10 million will be charged to cost of sales and $1 million will be charged to selling, general and administrative expense in the third quarter for these programs,” said Solomon.

Second quarter net income included a foreign currency gain of $12 million, principally due to the depreciation of the Korean won and the resulting re-measurement of Amkor’s Korean employee benefit plan liability. Amkor’s effective income tax rate for the second quarter was 6% and the anticipated effective tax rate for the full year 2008 is approximately 7%.
“Capital additions for the quarter totaled $122 million, which was less than we anticipated due to delay in timing and reduction in scope of certain capital projects during the quarter. We work with our customers to align our product development roadmaps and expand our capacity in direct response to where they are experiencing strong demand,” said Solomon. “We expect capital additions to be approximately $125 million in the third quarter of 2008, after which we expect capital additions to decline for the remainder of the year. For the full year 2008, we expect our capital expenditures to be approximately 14% of revenues.”
“We generated $1 million of free cash flow in the second quarter, compared to $92 million in the first quarter of 2008 and $80 million in the second quarter of 2007,” added Solomon. “While the sequential decline in operating income was only $11 million, the timing of cash payments for interest expense and capital additions had a significant impact on our free cash flow for the quarter.”
Selected operating data for the second quarter of 2008 is included in a section before the financial tables.
Business Outlook
On the basis of customers’ forecasts, we have the following expectations for the third quarter of 2008:
•	Sales – Up 4% to 6% from the second quarter of 2008

•	Gross Margin – between 23% — 24%

•	Net income – in the range of $0.24 to $0.28 per diluted share
The outlook for gross margin and net income includes the impact of anticipated charges in the third quarter of 2008 related to employee workforce reductions. The charges to cost of sales and selling, general and administrative for these reductions are expected to be approximately $10 million and $1 million, respectively.
Amkor will conduct a conference call on August 5, 2008 at 5:00 p.m. eastern time. This call is being webcast by Thomson Financial and can be accessed at Amkor’s web site at www.amkor.com. You may also access the call by dialing 303-262-2130. A replay of the call will be made available at Amkor’s web site or by dialing 303-590-3000 (access passcode #11116655).
The webcast is also being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.

Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the following: our stability within a challenging economy; our anticipated revenue growth; our anticipated level of debt repayment in 2008; our focus on continuing a disciplined approach to capital spending; our estimates of charges to cost of sales and selling, general and administrative expense in the third quarter of 2008; our expectations regarding capital intensity and the allocation of capital expenditures among our businesses; the expected dollar amount of our capital additions and the focus of our capital spending; the timing of our capital spending during the year; expectations regarding our effective tax rate for 2008; the uncertainty regarding consumer demand and the global economy; and the statements regarding sales, gross margin, net income per diluted share and expected costs of anticipated workforce reductions contained under Business Outlook. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; deterioration of the U.S. or other economies; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters, including our litigation with Tessera; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.

Company Contact:	Investor Relations Contact:
Joanne Solomon	Claire McAdams
Corporate Vice President & CFO	Investor Relations
480-821-5000 ext. 5416	530-274-0551

jsolo@amkor.com	cmcad@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q2 2008	Q1 2008	Q2 2007
Sales Data:
Packaging services:
Wirebond — leadframe	28%	29%	35%
Wirebond — laminate	40%	40%	51%
Flip chip and wafer level processing	20%	19%	3%

Packaging services	88%	88%	89%
Test services	12%	12%	11%

Total sales	100%	100%	100%

Packaged units (in billions)	2.1	2.2	2.1
Net sales from top ten customers	49%	50%	48%
Capacity utilization	73%	80%	80%

End Market Distribution Data (an approximation based on a sampling of our largest customers):
Communications	42%	41%	35%
Consumer	32%	32%	30%
Computing	16%	17%	25%
Other	10%	10%	10%

Total	100%	100%	100%

Earnings per Share Data:

	Q2 2008	Q1 2008	Q2 2007
	(in millions)
Net income — basic	$65	$72	$31
Adjustment for dilutive securities on net income:
Interest on 2.5% convertible notes due 2011, net of tax	1	1	1
Interest on 6.25% convertible notes due 2013, net of tax	2	2	2

Net income — diluted	$68	$75	$34

Weighted average shares outstanding — basic	183	182	180
Effect of dilutive securities:
Stock options	1	1	4
2.5% convertible notes due 2011	13	13	13
6.25% convertible notes due 2013	13	13	13

Weighted average shares outstanding — diluted	210	209	210

AMKOR TECHNOLOGY, INC.
Selected Operating Data (continued)

	Q2 2008	Q1 2008	Q2 2007
	(in millions)
Capital Investment Data:
Property, plant and equipment additions	$122	$95	$60
Net change in related accounts payable and deposits	(20)	(6)	(9)

Purchases of property, plant and equipment	$102	$89	$51

Depreciation and amortization	$77	$74	$71

Free Cash Flow Data:
Net cash provided by operating activities	$103	$181	$131
Less purchases of property, plant and equipment	(102)	(89)	(51)

Free cash flow*	$1	$92	$80

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Net sales	$690,676	$652,486	$1,390,159	$1,303,474
Cost of sales	531,745	490,794	1,055,076	994,444

Gross profit	158,931	161,692	335,083	309,030

Operating expenses:
Selling, general and administrative	67,441	62,360	132,890	128,143
Research and development	15,095	11,023	28,951	20,648
Gain on sale of real estate	(9,856)	—	(9,856)	(3,116)

Total operating expenses	72,680	73,383	151,985	145,675

Operating income	86,251	88,309	183,098	163,355

Other (income) expense:
Interest expense, net	26,314	31,114	53,747	66,274
Interest expense, related party	1,562	1,562	3,125	3,125
Foreign currency (gain) loss	(11,597)	4,562	(21,074)	4,547
Debt retirement costs, net	—	15,875	—	15,875
Other (income) expense, net	107	(532)	(699)	(1,218)

Total other expense	16,386	52,581	35,099	88,603

Income before income taxes and minority interests	69,865	35,728	147,999	74,752
Income tax expense	4,298	4,272	10,238	8,379

Income before minority interests	65,567	31,456	137,761	66,373
Minority interests, net of tax	(335)	(466)	(533)	(793)

Net income	$65,232	$30,990	$137,228	$65,580

Net income per common share:
Basic	$0.36	$0.17	$0.75	$0.37

Diluted	$0.33	$0.16	$0.68	$0.34

Shares used in computing net income per common share:
Basic	182,759	180,392	182,446	179,456
Diluted	210,138	209,868	209,785	208,282

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2008	2007
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$409,112	$410,070
Restricted cash	2,654	2,609
Accounts receivable:
Trade, net of allowances	384,126	393,493
Other	5,603	4,938
Inventories	153,027	149,014
Other current assets	39,735	27,290

Total current assets	994,257	987,414

Property, plant and equipment, net	1,528,235	1,455,111
Goodwill	679,918	673,385
Intangibles, net	16,089	20,321
Restricted cash	1,839	1,725
Other assets	50,141	54,650

Total assets	$3,270,479	$3,192,606

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$57,358	$152,489
Trade accounts payable	412,523	359,313
Accrued expenses	157,514	165,271

Total current liabilities	627,395	677,073

Long-term debt	1,485,505	1,511,570
Long-term debt, related party	100,000	100,000
Pension and severance obligations	193,799	208,387
Other non-current liabilities	27,266	33,935

Total liabilities	2,433,965	2,530,965

Minority interests	8,194	7,022

Stockholders’ equity:
Preferred stock	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 182,961 in 2008 and 181,799 in 2007	183	182
Additional paid-in capital	1,494,485	1,482,186
Accumulated deficit	(684,298)	(821,526)
Accumulated other comprehensive income (loss)	17,950	(6,223)

Total stockholders’ equity	828,320	654,619

Total liabilities and stockholders’ equity	$3,270,479	$3,192,606

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$137,228	$65,580
Depreciation and amortization	150,543	141,504
Debt retirement costs	—	6,875
Other operating activities and non-cash items	8,227	3,434
Changes in assets and liabilities	(11,300)	36,590

Net cash provided by operating activities	284,698	253,983

Cash flows from investing activities:
Payments for property, plant and equipment	(190,870)	(102,212)
Proceeds from the sale of property, plant and equipment	14,968	4,566
Proceeds from sale of investment	2,460	—
Other investing activities	(496)	(1,469)

Net cash used in investing activities	(173,938)	(99,115)

Cash flows from financing activities:
Borrowings under revolving credit facilities	619	61,836
Payments under revolving credit facilities	(633)	(79,448)
Proceeds from issuance of long-term debt	—	300,000
Payments for debt issuance costs	—	(3,437)
Payments of long-term debt, including redemption premium payment	(124,074)	(474,746)
Proceeds from issuance of stock through stock compensation plans	9,776	34,466

Net cash used in financing activities	(114,312)	(161,329)

Effect of exchange rate fluctuations on cash and cash equivalents	2,594	174

Net decrease in cash and cash equivalents	(958)	(6,287)
Cash and cash equivalents, beginning of period	410,070	244,694

Cash and cash equivalents, end of period	$409,112	$238,407

Cash paid during the period for:
Interest	$63,541	$71,142
Income taxes	$13,194	$6,872